UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2014

Endocyte, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana	47906
_________________________________ (Address of principal executive offices)	___________ (Zip Code)

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 2, 2014, Endocyte, Inc. (the “Company”) announced its decision, in connection with the recent withdrawal of the Company’s applications for marketing authorization with the European Medicines Agency and certain organizational changes, to eliminate the position of Chief Commercial Officer, currently held by Mr. David Meek. As a result, and after discussion about both the Company’s and Mr. Meek’s long-term best interests, it was determined that Mr. Meek’s employment relationship with the Company will terminate following a transition period. Mr. Meek’s last day of employment with the Company will be no later than August 29, 2014. During the transition period, Mr. Meek will assist the Company in the transfer of certain of his responsibilities and support the completion of certain strategic projects.

In connection with Mr. Meek’s termination and in consideration of his execution and non-revocation of a general release of claims in favor of the Company, Mr. Meek will be entitled to receive the severance and other benefits provided for under the termination without Cause and prior to a Change in Control (each as defined in the Severance Agreement) provision in the Change in Control and Severance Agreement dated as of August 3, 2012 between the Company and Mr. Meek (the “Severance Agreement”), the form of which was filed by the Company with the Securities and Exchange Commission as Exhibit 10.13 to the Form S-1 filed on September 28, 2010. In addition, the unvested portion of Mr. Meek’s outstanding equity awards that, absent his termination, otherwise would have vested on or before August 3, 2015, will vest and, with respect to outstanding stock options, become exercisable, on the last day of his employment, subject to the effectiveness of the release to be executed by Mr. Meek.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

June 2, 2014	By:	/s/ Beth A. Taylor

Name: Beth A. Taylor
Title: Corporate Controller